Exhibit 10.1

Loan Agreement

This Loan Agreement (the “Agreement”) is made and effective this 28th day of 2023

BETWEEN:

(A)	8M LIMITED, a limited liability company incorporated under the laws of Hong Kong (Company Registry No. 2485024 and Money Lender’s Licence No. 2314/2022) and having its registered address at Room 9, 11/F, Hang Bong Commercial Centre, 28 Shanghai Street, Jordan, Kowloon (the “Borrower”); and

(B)	JL INVESTMENTS CAPITAL LIMITED, a company incorporated in the British Virgin Islands with limited liability and having its address at [•] (the “Lender”).

(The Borrower and the Lender are collectively referred to as the “Parties”, and each or any one of them is referred to as a “Party”.)

WHEREAS:

(1)	The Borrower carries on a money-lending business in accordance with the Money Lenders Ordinance (Cap. 163 of the laws of Hong Kong).

(2)	The Lender has agreed to provide funds for the Borrower to carry out its money-lending business upon the terms and conditions contained herein.

(3)	As such, the Lender has agreed to make available to the Borrower a loan in the amount of HK$190,000,000 subject to the terms and conditions of this Agreement (the “Loan”).

IT IS HEREBY AGREED between the Parties as follows:

1.	INTERPRETATION

In this Agreement, the following expressions shall, except where the context otherwise requires, have the meanings attributed to them respectively below:

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for general business in Hong Kong;

“Drawdown Date” means the date on which the Drawdown is made hereunder;

“Drawdown” means the drawdown made by the Borrower under the Loan;

“Event of Default” means one or more of the events mentioned in clause 9.1;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Maturity Date” means ;

“Notice of Drawdown” means a notice substantially in the form of Schedule 1 herein duly completed and signed by an authorized signatory or signatories of the Borrower; and

“HK Dollars” and the sign “HK$” mean Hong Kong dollars, the lawful currency of Hong Kong;

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2.	THE LOAN

Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower a loan of Hong Kong Dollars One Hundred and Ninety Million (HK$190,000,000).

3.	DRAWDOWN

Subject to the terms of this Agreement, the Borrower may on any Business Day make one single Drawdown under the Loan, provided that:

(a)	a Notice of Drawdown duly completed and signed on behalf of the Borrower shall have been received by the Lender at least one (1) Business Days prior to the intended Drawdown Date (or such shorter period acceptable to the Lender);

(b)	no Event of Default and no event which, with the giving of the notice and/or lapse of time and/or the making of any necessary determination under clause 9, would constitute an Event of Default shall have occurred or be continuing that has not, prior to the intended Drawdown Date, been properly waived or remedied; and

(c)	the amount of Drawdown shall not exceed the Loan amount.

4.	INTEREST

Subject to the terms of this Agreement, the Borrower covenants with the Lender to pay interest on the Loan or any part thereof as follows:

(a)	The Borrower shall pay interest on the unpaid principal amount of the Loan at the rate of 10.0% per annum.

(b)	Interest on the Loan shall be computed on the basis of a 365-day year and accrue daily and be calculated on the basis of actual number of days elapsed.

5.	TERM

5.1	The term of the Loan shall be for a term of eighteen (18) months.

5.2	The Loan together with interest thereon and any other sums shall be fully paid by the Borrower to the Lender on or before the Maturity Date or such other date and on such other terms as mutually agreed by the Lender and the Borrower.

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6.	REPAYMENT

Subject to Clause 7, the Borrower shall repay to the Lender all the outstanding Loan together with accrued interest on or before the Maturity Date.

7.	PREPAYMENT

The Borrower has the right to prepay the whole or part of the Loan before the Maturity Date without penalty.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Borrower represents and warrants to the Lender the following:

(a)	the Borrower is a limited liability company duly incorporated, validly existing and in good standing under the laws of Hong Kong and has the power to carry on its respective businesses as it is now being conducted and to own its property and other assets;

(b)	the Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement to which it is a party, to borrow the Loan;

(c)	the Borrower complies with all relevant laws, rules and regulations in relation to or in respect of carrying a money-lending business in Hong Kong;

(d)	the execution, delivery and performance of this Agreement do not and shall not conflict with or result in any breach of any of the terms of or constitute a default under any provision of the Borrower’s constitutional documents;

(e)	as of the date hereof, no uncured Event of Default which, with the passage of time or the giving of notice, would constitute an Event of Default has occurred;

(f)	no litigation, arbitration or administrative proceeding is taking place, pending or, to the best of the Borrower’s knowledge, threatened against the Borrower which would be reasonably likely to result in a material adverse effect;

(g)	the Borrower have not taken any action for bankruptcy, winding-up, liquidation or dissolution and no steps have been taken or proceedings started or are threatened for the bankruptcy, winding-up, liquidation or dissolution of the Borrower or for the appointment of a receiver, trustee or similar officer of the Borrower;

(h)	no Event of Default has occurred as a result of granting the Loan; or

(i)	no default of this Agreement has occurred and is continuing.

8.2	The Borrower acknowledges and agrees that the Loan made available to the Borrower in any event falls within exempted loans of Part 2 of Schedule 1 of the Money Lenders Ordinance (Cap. 163 of the laws of Hong Kong) by reason that the Loan is made to the Borrower that as the date hereof has a paid-up share capital of not less than HK$1,000,000.

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9.	EVENTS OF DEFAULT

9.1	Each of the following events shall be an Event of Default:

(a)	the Borrower fails to pay any amount due on the maturity date stipulated under this Agreement; or

(b)	the Borrower fails to duly and punctually perform or observe any agreement, covenant or obligation under this Agreement; or

(c)	if any of the representation, warranty, undertaking, or statement made by the Borrower, or any related security document is not complied with or is found to have been incorrect or misleading in any respect considered by the Lender to be material when made or deemed to be made unless the non-compliance is, in the opinion of the Lender, remediable and is remedied to the satisfaction of the Lender within seven (7) days of the earlier of the Lender giving notice of the failure to comply to the Borrower becoming aware of the non-compliance; or

(d)	any default, breach, non-compliance, or non-observance of any of the provisions of this Agreement and/or related security documents; or

(e)	any of the provisions of this Agreement having been breached or rendered unlawful, unenforceable, or jeopardized in its force, effect, or validity in any way; or

(f)	any steps are taken, or legal proceedings are started against the Borrower under any bankruptcy or winding-up legislation or for the appointment of a receiver, administrator, administrative receiver, trustee, or similar officer of the Borrower of any or all his revenues and assets. Provided that it is hereby expressly declared that the above constitutes a non-exhaustive list and that this clause is similar in nature to the proceedings/actions specifically referred therein; or

(g)	any failure of this Agreement to give the Lender the rights, security, title and claims purported to be created thereby.

9.2	The Borrower shall notify the Lender forthwith in writing of any occurrence of an Event of Default or any event which, with the giving of notice and/or lapse of time and/or upon the making of any necessary determination under clause 9.1 above, might constitute an Event of Default.

10.	NON-WAIVER

No delay or omission of the Lender to exercise any right under this Agreement shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in a writing signed by the Lender, and then only to the extent in such writings specifically set forth. All remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Lender until the Borrowers have paid in full and this Agreement has been terminated.

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11.	ASSIGNMENT

11.1	The Borrower may not assign any of its rights or transfer any of its obligations and/or liabilities hereunder to any third party.

11.2	The Lender may at any time without the consent of or notice to the Borrower, assign or transfer to any party all or any of its rights, benefits, obligations and liabilities under the Loan and the related collateral securities provided that the Borrower, at any time of such assignment or transfer, will not be liable to pay any greater amount than the Borrower would have been liable to pay had no assignment or transfer has been made.

12.	AMENDMENTS

This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitute the entire contract among the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof.

13.	SEVERABILITY

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be illegal, invalid or unenforceable, this illegality, invalidity or unenforceability will not affect the operation of any other part of this Agreement.

14.	COUNTERPARTS

This Agreement may be signed in as many counterparts as may be necessary each of which so signed (including any signed copy sent by electronic facsimile transmission) shall be deemed an original, such counterparts together shall constitute one and the same instrument and, notwithstanding the date of the execution, shall be deemed to bear the date of this Agreement as set forth above.

15.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

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IN WITNESS whereof this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered on the day and year first above written.

THE BORROWER

8M Limited

By: _________________________

THE LENDER

JL Investments Capital Limited

By: _________________________

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Schedule 1

Form of Drawdown Notice

To: JL INVESTMENTS CAPITAL LIMITED

Date:

Dear Sirs,

We refer to the loan agreement (the "Agreement") dated [•] 2023 made between (i) us as borrower; and (ii) yourselves as lender; and the term loan of up to HK$190,000,000 granted to us thereunder. Terms defined in the Agreement shall have the same meaning when used herein.

We hereby give you notice that pursuant to clause 3.1 of the Agreement, we intend to draw the amount of HK$190,000,000 on [•] 2023 (“Drawdown Date”).

We hereby give you irrevocable instruction to pay, on the Drawdown Date, the amount of HK$190,000,000 to the following bank account:

Account Name	:	8M Limited
Bank Account No.	:	[•]
Bank Name	:	[•]

We hereby certify that no Event of Default or condition, act or event which, with the giving of notice or lapse of time or both or the fulfillment of any other condition would constitute an Event of Default has occurred, is continuing or would result from the said drawdown required hereunder.

We further represent and warrant that the representations and warranties stated in clause 8 of the Agreement are true and correct on the date hereof and will be true and correct on the Drawdown Date with reference to the facts and circumstances now and then existing.

Yours faithfully,

For and on behalf of

8M Limited

___________________________________

Name: [•]

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